Filed pursuant to Rule 424(b)(7)

Registration No. 333-117229

Prospectus Supplement to

Prospectus dated October 7, 2004

HOST HOTELS & RESORTS, INC.

29,034,100 Shares of Common Stock

This prospectus supplement relates to 29,034,100 shares of our common stock that may be offered for resale by the persons or entities listed herein who may become stockholders of ours upon issuance of shares of common stock upon exchange of 3.25% Exchangeable Senior Debentures due April 15, 2024 of Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own 96.5% of the partnership interests). Host Hotels & Resorts, L.P. issued the debentures in a private offering on March 16, 2004. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the debentures as a result of exchange rate adjustments under the terms of the debentures.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution” in the prospectus dated October 7, 2004 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On March 1, 2007, the last reported sale price of our common stock was $25.82 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated October 7, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 2, 2007.

SELLING STOCKHOLDERS

The table below supplements or amends the table of stockholders contained on pages 33 through 34 of the Prospectus dated October 7, 2004. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. Currently there is outstanding $500,000,000 aggregate principal amount of Host Hotels & Resorts, L.P. debentures. We may issue the offered shares of common stock to the selling stockholders if, and to the extent, that they exchange their debentures for shares of common stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their debentures or common stock since the date as of which such information was provided to us. The percentage ownership data is based on 523,593,145 shares of our common stock issued and outstanding as of December 29, 2006.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before March 2, 2007. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale (2)(3)	Percentage of Common Stock Outstanding (4)
Alabama Childrens Hospital Foundation	5,807	5,807	*
ATSF - Transamerica Convertible Securities	377,443	377,443	*
Aventis Pension Master Trust	18,582	18,582	*
Bank of America Pension Plan†	313,568	313,568	*
Barclays Global Investors Diversified Alpha Plus Funds	44,713	44,713	*
Barnet Partners Ltd.	810,632	810,632	*
Bear, Stearns & Co. Inc.†	174,205	174,205	*
BNP Paribas Equity Strategies, SNC	216,478	216,478	*
Boilermakers - Blacksmith Pension Trust	63,875	63,875	*
Calamos Growth & Income Fund - Calamos Investment Trust	3,484,092	3,484,092	*
Calamos Growth & Income Portfolio - Calamos Advisors Trust	24,389	24,389	*
Calamos Strategic Total Return Fund	252,597	252,597	*
CC Convertible Arbitrage, Ltd.	203,239	203,239	*
CEMEX Pension Plan	9,581	9,581	*
CGNU Life Fund	72,585	72,585	*
Citigroup Global Markets Inc.†	595,199	595,199	*
City of Knoxville Pension System	9,872	9,872	*
CNH CA Master Account, L.P.	29,034	29,034	*
Commercial Union Life Fund	90,006	90,006	*
Convertible Securities Fund	4,645	4,645	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	181,579	181,579	*
Credit Suisse Securities (USA) LLC†	181,173	181,173	*
CSS, L.L.C.	116,136	116,136	*
Deep Rocks & Co.	220,659	220,659	*
Delta Airlines Master Trust	82,167	82,167	*
Delta Pilots Disability and Survivorship Trust	13,065	13,065	*
DKR SoundShore Strategic Holding Fund Ltd.	116,136	116,136	*
Dorinco Reinsurance Company	58,068	58,068	*
Ellington Overseas Partners, Ltd	580,682	580,682	*
Equity Overlay Fund	197,432	197,432	*
Forest Fulcrum Fund LP	41,577	41,577	*
Forest Global Convertible Fund, Ltd., Class A-5	113,988	113,988	*
Forest Mult-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	108,007	108,007	*
FrontPoint Convertible Arbitrage Fund, L.P.	174,205	174,205	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	174,205	174,205	*
Goldman Sachs & Co.†	348,409	348,409	*
Grace Convertible Arbitrage Fund, Ltd.	261,307	261,307	*
Guggenheim Portfolio Company XXXI, LLC	55,571	55,571	*
HFR CA Global Opportunity Master Trust	33,099	33,099	*
HFR CA Select Fund	58,068	58,068	*
HFR RVA Select Performance Master Trust	16,317	16,317	*
HFR RVA Combined Master Trust	39,893	39,893	*

HighBridge International LLC	958,125	958,125	*
IDEX - Transamerica Convertible Securities Fund	232,273	232,273	*
Institutional Benchmarks Management Fund c/o Quattro Fund	39,196	39,196	*
Institutional Benchmarks Master Fund, Ltd.	116,136	116,136	*
JMG Capital Partners, LP	116,136	116,136	*
JMG Triton Offshore, Ltd.	116,136	116,136	*
John Deere Pension Trust	249,693	249,693	*
J.P. Morgan Securities Inc.	124,034	124,034	*
KBC Convertibles MAC 28 Limited	174,205	174,205	*
KBC Diversified Fund, a segregated portfolio of KBC Diversified Fund, SPC	348,409	348,409	*
KBC Financial Products USA Inc.	290,341	290,341	*
Knoxville Utilities Board Retirement System	9,581	9,581	*
LDG Limited	9,117	9,117	*
Lexington Vantage Fund c/o TQA Investors, LLC	2,032	2,032	*
LLT Limited	23,053	23,053	*
Lousiana CCRF	19,163	19,163	*
Lyxor/Convertible Arbitrage Fund Limited	37,048	37,048	*
Lyxor/Forest Fund Limited	100,342	100,342	*
Lyxor/Zola Fund Ltd.	14,517	14,517	*
Macomb County Employees’ Retirement System	21,776	21,776	*
McMahan Securities Co. L.P.	58,068	58,068	*
Melody IAM LTD	46,455	46,455	*
MFS Total Return Fund A Series of MFS Series Trust IV	220,659	220,659	*
MFS Total Return Fund A Series of Series Trust V	336,796	336,796	*
Morgan Stanley Convertible Securities Trust	145,171	145,171	*
Nations Convertible Securities Fund	989,482	989,482	*
Northern Income Equity Fund	29,034	29,034	*
Norwich Union Life & Pensions	127,750	127,750	*
Oakwood Assurance Company Ltd.	2,032	2,032	*
Oakwood Healthcare Inc. Pension	10,801	10,801	*
Oakwood Healthcare Inc.—OHP	581	581	*
Oakwood Healthcare Inc. Endowment / A&D	290	290	*
Oakwood Healthcare Inc. Funded Depreciation	2,903	2,903	*
Oakwood Healthcare Inc. Professional Liability	465	465	*
Oakwood Healthcare Inc. Working Capital	1,452	1,452	*
Oppenheimer Convertible Securities Fund	290,341	290,341	*
Peoples Benefit Life Insurance Company Teamsters	1,437,188	1,437,188	*
Polaris Vega Fund L.P.	235,176	235,176	*
Port Authority of Allegheny County Consolidated Trust Fund	3,194	3,194	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	17,420	17,420	*
PIMCO Convertible Fund	21,776	21,776	*
Redbourn Partners Ltd.	1,472,029	1,472,029	*
Redbrick Capital Master Fund, LTD	580,682	580,682	*
Retail Clerks Pension Trust I	162,591	162,591	*
Retail Clerks Pension Trust II	200,335	200,335	*
Rhythm Fund, Ltd.	348,409	348,409	*
RMF Umbrella SICAV	1,452	1,452	*
S.A.C. Arbitrage Fund, LLC	1,099,754	1,099,754	*
S.A.C. Capital Associates, LLC	256,173	232,273	*
San Diego County Employees Retirement Association	174,205	174,205	*
SCI Endowment Care Common Trust Fund - Regions Bank	5,807	5,807	*
SCI Endowment Care Common Trust Fund - Suntrust Bank	3,194	3,194	*
SCI Endowment Care Common Trust Fund - US Bank, N.A.	1,452	1,452	*
SG Americas Securities, LLC	295,857	295,857	*
Singlehedge US Convertible Arbitrage Fund	57,429	57,429	*
Sphinx Convertible Arbitrage SPC	37,280	37,280	*
Sphinx Fund c/o TQA Investors, LLC	6,213	6,213	*
St. Albans Partners Ltd.	464,546	464,546	*
St. Paul Travelers Companies, Inc—Commercial Lines	49,416	49,416	*
Stonebridge Life Insurance	58,068	58,068	*
Sturgeon Limited	44,596	44,596	*
Sunrise Partners Limited Partnership	653,376	490,676	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of Penn Series Funds, Inc.	328,666	328,666	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of T. Rowe Price Capital Appreciation Fund, Inc.	1,782,694	1,782,694	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of ING Investors Trust	733,982	733,982	*
Tamalpais Asset Management	290,341	290,341	*
The Cockrell Foundation	4,936	4,936	*
The Dow Chemical Company Employees’ Retirement Plan	98,716	98,716	*
Thrivenet Financial for Lutherans	203,239	203,239	*
Transamerican Accidental Life	58,068	58,068	*
Transamerican Life Insurance and Annuities Corp	348,409	348,409	*
UBS Securities LLC†	1,161,364	1,161,364	*
Union Carbide Retirement Account	29,034	29,034	*
Union Pacific Master Retirement Trust	116,136	116,136	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	5,226	5,226	*

Univar USA Inc.	23,227	23,227	*
US Bank FBO Essentia Health System	14,227	14,227	*
Van Kampen Harbor Fund	191,625	191,625	*
Whitebox Convertible Arbitrage Partners L.P.	659,422	659,422	*
Xavex Convertible Arbitrage 4 Fund	10,278	10,278	*
Xavex – Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	26,131	26,131	*
Yield Strategies Fund I, L.P.	702,625	702,625	*
Yield Strategies Fund II, L.P.	441,318	441,318	*
Zola Partners, L.P.	14,517	14,517	*
Zurich Institutional Benchmarks Master Fund Ltd.	52,029	52,029	*
Zurich Institutional Bench Marks Master Fund Ltd. c/o TQA Investors, LLC	18,814	18,814	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total		30,238,519

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 58.0682 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts may be in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 523,593,145 shares outstanding on December 29, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

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